Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE – April 22, 2021

FVCBankcorp, Inc. Announces

Record First Quarter 2021 Earnings

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported first quarter 2021 net income of $5.6 million, or $0.38 diluted earnings per share, compared to $3.7 million, or $0.26 diluted earnings per share, for the quarterly period ended March 31, 2020. Net revenues, which include net interest income plus noninterest income, for the three months ended March 31, 2021 were $14.8 million, an increase of $1.9 million, from $12.9 million for the year ago quarter ended March 31, 2020.

Annualized return on average assets was 1.19% and annualized return on average equity was 11.53% for the first quarter of 2021. For the comparable quarterly March 31, 2020 period, annualized return on average assets was 0.96% and annualized return on average equity was 8.29%.

First Quarter Selected Highlights

•	Improved Credit Quality Metrics. During the first quarter of 2021, watchlist credits decreased $9.9 million, or 30%, to $22.8 million at March 31, 2021 from $32.7 million at December 31, 2020, a result of aggressive management of watchlist credits and loan payoffs. Nonperforming loans and loans past due 90 days or more and still accruing were 0.27% of total assets at March 31, 2021, compared to 0.31% at December 31, 2020.
•	Increased Pre-Tax Pre-Provision Income. For the three months ended March 31, 2021 and 2020, pre-tax pre-provision income was $7.0 million and $5.7 million, respectively, an increase of $1.3 million or 22%. On a linked quarter basis, pre-tax pre-provision income was also $7.0 million for the three months ended December 31, 2020. Pre-tax pre-provision annualized return on average assets for the three months ended March 31, 2021 and 2020 were 1.49% and 1.47%, respectively. A reconciliation of pre-tax pre-provision income, a non-GAAP financial measure, can be found in the tables below.
•	Strong Core Deposit Growth. Core deposits, which exclude wholesale deposits, increased $77.1 million, to $1.56 billion at March 31, 2021, or 21% annualized, from December 31, 2020. Noninterest-bearing deposits increased $102.8 million to $501.8 million at March 31, 2021, representing 31% of total deposits at March 31, 2021.
•	Increased Net Interest Income. Net interest income increased $1.8 million to $14.0 million for the first quarter of 2021, compared to $12.2 million for the same 2020 period. Net interest margin was 3.22% for the quarter ended March 31, 2021, compared to 3.37% for the year ago quarter of 2020 and 3.28% for the fourth quarter of 2020.

“Our second consecutive record quarterly earnings demonstrate our ability to generate continued profitable growth, building long term value for our shareholders. Our business development efforts and commitment to our markets continue to drive new relationships, as evidenced by our deposit growth during the quarter. Our conservative credit culture has resulted in lower loan losses than initially anticipated at the start of the pandemic. As a more optimistic economic outlook provides momentum heading into the second quarter, along with a robust pipeline of loan originations, we are positioned for strong loan growth for the remainder of 2021” stated David W. Pijor, Chairman and CEO.

Balance Sheet

Total assets increased to $1.88 billion at March 31, 2021 compared to $1.82 billion at December 31, 2020, an increase of $63.0 million, or 3%. Loans receivable, net of deferred fees, totaled $1.45 billion at March 31, 2021, compared to $1.47 billion at December 31, 2020, a decrease of $19.2 million, or 1%. Loans receivable, net of deferred fees, excluding loans originated through the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”), decreased $29.7 million during the three months ended March 31, 2021. During the first quarter of 2021, loans that paid off prior to maturity totaled $44.5 million, of which, $9.5 million were watch list credits that either paid off or were sold at a discount during the quarter, $13.5 million were related to borrowers selling the underlying collateral, and the remaining loans paid off were primarily a result of refinancing and general business activity. In addition, seasonal commercial line activity decreased $7.2 million during the first quarter of 2021. Offsetting these decreases were loan originations totaling $31.2 million (excluding PPP), of which $24.7 million funded during the quarter.

PPP loans, net of fees, totaled $163.5 million at March 31, 2021, an increase from $153.0 million at December 31, 2020. Loans forgiven during the first quarter of 2021 totaled $49.3 million, or 28% of PPP loans originated during 2020. PPP loans originated during the first quarter of 2021 totaled $62.6 million and net deferred fees associated with originating these loans totaled $2.1 million.

Investment securities increased $9.0 million to $135.4 million at March 31, 2021, compared to $126.4 million at December 31, 2020. During the three months ended March 31, 2021, the Company purchased $20.1 million in mortgage-backed securities to invest excess liquidity and improve net interest margin.

Total deposits increased to $1.59 billion at March 31, 2021 compared to $1.53 billion at December 31, 2020, an increase of $62.1 million, or 4%. Core deposits, which represent total deposits less wholesale deposits, increased $77.1 million, or 5%, to $1.56 billion at March 31, 2021 compared to $1.48 billion at December 31, 2020. Wholesale deposits totaled $35.0 million, or 2% of total deposits at March 31, 2021, a decrease of $15.0 million from December 31, 2020. Noninterest-bearing deposits increased $102.8 million to $501.8 million at March 31, 2021 from $399.1 million at December 31, 2020, and represented 31% of total deposits at March 31, 2021.

The Company’s bank subsidiary, FVCbank, remains well-capitalized at March 31, 2021 with a community bank leverage ratio of 11.65%.

Income Statement

Net income for the three months ended March 31, 2021 was $5.6 million, an increase of $1.8 million, or 49%, compared to $3.7 million for the same period of 2020. On a linked quarter basis, net income increased $555 thousand, or 11%, from $5.0 million for the quarter ended December 31, 2020.

Net interest income totaled $14.0 million, an increase of $1.8 million, for the quarter ended March 31, 2021, compared to the year ago quarter, and decreased by $76 thousand, compared to the fourth quarter of 2020. Interest expense on deposits decreased $2.2 million for the three months ended March 31, 2021 compared to the same period of 2020, and decreased $306 thousand compared to the three months ended December 31, 2020. All decreases were a result of continued targeted rate reductions and the repricing of the Company’s time deposits to lower interest rates upon renewal. Interest income includes loan mark accretion on acquired loans totaling $132 thousand, $335 thousand, and $163 thousand for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively. Lastly, net interest income for the three months ended March 31, 2021 benefited from PPP loan origination, which contributed $1.8 million to interest income, of which $927 thousand was related to recognition of net deferred fees on forgiven loans. This compares to interest income from PPP loans of $1.2 million for the fourth quarter of 2020, which included recognition of net deferred fees of $330 thousand. Remaining net deferred fees related to PPP originations totaled $3.1 million at March 31, 2021 and are being recognized in interest income over the remaining lives of the PPP loans, or sooner upon PPP loan forgiveness or repayment.

The Company’s net interest margin decreased 15 basis points to 3.22% for the quarter ended March 31, 2021 compared to 3.37% for the quarter ended March 31, 2020. On a linked quarter basis, net interest margin decreased 6 basis points from 3.28% for the three months ended December 31, 2020. Excess liquidity continues to compress net interest margin, decreasing margin by 23 basis points during the first quarter of 2021. The average yield on total loans for the first quarter of 2021 was 4.38%, compared to 4.36% for the linked quarter ended December 31, 2020, and 4.88% for the year ago quarter. Net deferred fees recognized from PPP loan forgiveness has contributed to the average yield of the loan portfolio, as the yield on PPP loans increased to 4.52% for the first quarter of 2021, compared to 2.95% for the fourth quarter ended December 31, 2020.

Cost of interest-bearing deposits for the first quarter of 2021 was 0.74%, compared to 1.72% for the first quarter of 2020, a decrease of 98 basis points, or 57%, primarily as a result of the Company having aggressively decreased its deposit rates during 2020 to offset the repricing of its variable rate loan portfolio. The cost of deposits, which includes noninterest-bearing deposits, decreased 9 basis points to 0.51% for the first quarter of 2021 as compared to 0.60% for the fourth quarter of 2020, and decreased 79 basis points from 1.30% for the year ago quarter of 2020.

Noninterest income totaled $791 thousand and $693 thousand for the quarters ended March 31, 2021 and 2020, respectively. Fee income from loans was $20 thousand, a decrease of $376 thousand, for the quarter ended March 31, 2021 compared to 2020, primarily a result of loan swap fee income recorded during 2020 compared to none during 2021. Service charges on deposit accounts and other fee income totaled $523 thousand for the first quarter of 2021, an increase of 42%, or $155 thousand, from the year ago quarter, primarily resulting from a one-time commission bonus earned on the Company’s long-standing investment in Bankers’ Insurance during the first quarter of 2021. Income from bank-owned life insurance decreased $35 thousand to $248 thousand for the three months ended March 31, 2021 compared to $283 thousand for the same period of 2020.

For the three months ended March 31, 2021, the Company recorded no gains or losses on sales of assets. However, during the three months ended March 31, 2020, the Company recorded gains on sales of investment securities available-for-sale totaling $97 thousand and a loss on the loans held for sale portfolio of $451 thousand.

Noninterest expense totaled $7.9 million for the quarter ended March 31, 2021, compared to $7.2 million for the same three-month period of 2020. On a linked quarter basis, noninterest expense was also $7.9 million for the quarter ended December 31, 2020. The increase in noninterest expense compared to the year ago quarter was primarily related to an increase in salaries and benefits expense of $520 thousand, which is primarily related to accruals for incentive compensation during the first quarter of 2021. In addition, data processing and network administration expenses increased $129 thousand to $563 thousand for the three months ended March 31, 2021 compared to $434 thousand for the year ago quarter as planned 2020 network infrastructure upgrades were implemented during the second quarter of 2020.

The efficiency ratio for the quarter ended March 31, 2021 was 53.1%, an improvement from 55.9% for the year ago quarter and unchanged from 53.1% for the three months ended December 31, 2020.

The Company recorded a provision for income taxes of $1.4 million for the three months ended March 31, 2021, compared to $896 thousand for the same period of 2020. The effective tax rates for the three months ended March 31, 2021 and 2020 were 19.9% and 19.4%, respectively. The effective tax rates for each of the three months ended March 31, 2020 and 2019 are less than the Company’s combined federal and state statutory rate of 22.5% primarily because of discrete tax benefits recorded as a result of exercises of nonqualified stock options during 2021 and 2020.

Asset Quality

The Company recorded no provision for loan losses for the three months ended March 31, 2021, compared to $1.1 million for the year ago quarter, and $500 thousand for the fourth quarter of 2020. The Company is not required to implement the provisions of the current expected credit losses accounting standard until January 1, 2023, and is continuing to account for the allowance for loans losses under the incurred loss model. The decrease in the provision for loan losses for the three months ended March 31, 2021 is primarily related to a decrease in loans outstanding at March 31, 2021 and improvement in certain credit quality metrics during the first quarter of 2021, specifically, a reduction in the Company’s watchlist credits and the associated specific reserves for those loans.

The allowance for loan losses to total loans, excluding PPP loans, was 1.12% at March 31, 2021, compared to 1.14% at December 31, 2020. The effective reserve coverage, which includes both the allowance for loan losses and the remaining unaccreted fair value discount on acquired loans, to total loans, excluding PPP loans, was 1.25% at March 31, 2021 compared to 1.27% at December 31, 2020. Net charge-offs of $537 thousand recorded during the first quarter of 2021 were primarily related to two impaired loans the Company sold to mitigate the possibility of further losses.

Nonperforming loans and loans 90 days or more past due at March 31, 2021 totaled $5.0 million, or 0.27% of total assets. This compares to $5.6 million in nonperforming loans and loans 90 days or more past due at December 31, 2020, or 0.31% of total assets. All of the Company’s nonperforming loans are secured and have specific reserves totaling $1.4 million, representing the specific losses associated with those loans. The Company has one troubled debt restructuring at March 31, 2021 totaling $96 thousand which is a consumer residential loan. Nonperforming assets (including other real estate owned) to total assets was 0.47% at March 31, 2021 compared to 0.52% for December 31, 2020.

COVID-19 Pandemic Impact to Loan Portfolio

As a result of the COVID-19 pandemic, the Company implemented loan payment deferral programs to allow customers who were required to close or reduce business operations to defer loan principal and interest payments primarily for 90 days. At March 31, 2021, remaining payment deferred loans totaled $10.0 million, or 0.69% of the total loan portfolio, comprising three loans. One loan is a hotel participation loan totaling $9.7 million; one loan is SBA guaranteed totaling $330 thousand; and one loan is a consumer unsecured loan totaling $61 thousand. Each of these loans are appropriately reserved for in the allowance for loan losses.

The Company is closely and proactively monitoring the effects of the pandemic on its loan and deposit customers and is focused on assessing risks within the loan portfolio and working with customers to minimize losses. The Company considers pandemic impacted loans to include commercial real estate loans to hotels, churches, and certain retail and special purpose asset classes. During its assessment of the allowance for loan losses, the Company addressed the credit risks associated with these pandemic impacted segments and those loan customers that have requested payment deferrals.

About FVCBankcorp, Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $1.88 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to, the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

###

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	For the Quarters Ended
	3/31/2021	12/31/2020	3/31/2020
Selected Balances
Total assets	$1,884,517	$1,821,481	$1,602,611
Total investment securities	141,745	132,978	133,586
Loans held for sale	--	--	9,640
Total loans, net of deferred fees	1,446,912	1,466,083	1,282,142
Allowance for loan losses	(14,421)	(14,958)	(11,226)
Total deposits	1,594,639	1,532,493	1,344,044
Subordinated debt	44,116	44,085	24,507
Other borrowings	25,000	25,000	25,000
Total stockholders’ equity	194,929	189,500	177,688
Summary Results of Operations
Interest income	$16,778	$17,129	$16,931
Interest expense	2,735	3,010	4,720
Net interest income	14,043	14,119	12,211
Provision for loan losses	--	500	1,066
Net interest income after provision for loan losses	14,043	13,619	11,145
Noninterest income - loan fees, service charges and other	543	476	764
Noninterest income - bank owned life insurance	248	264	283
Noninterest income - gain on sales of securities available-for-sale	--	--	97
Noninterest income - loss on loans held for sale	--	--	(451)
Noninterest expense	7,882	7,885	7,209
Income before taxes	6,952	6,474	4,629
Income tax expense	1,383	1,460	896
Net income	5,569	5,014	3,733
Per Share Data
Net income, basic	$0.41	$0.37	$0.27
Net income, diluted	$0.38	$0.36	$0.26
Book value	$14.29	$14.03	$13.21
Tangible book value (1)	$13.69	$13.41	$12.57
Shares outstanding	13,638,934	13,510,760	13,451,678
Selected Ratios
Net interest margin (2)	3.22%	3.28%	3.37%
Return on average assets (2)	1.19%	1.11%	0.96%
Return on average equity (2)	11.53%	10.68%	8.29%
Efficiency (3)	53.13%	53.07%	55.87%
Loans, net of deferred fees to total deposits	90.74%	95.67%	95.39%
Noninterest-bearing deposits to total deposits	31.47%	26.04%	21.41%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (4)
Net income (from above)	$5,569	$5,014	$3,733
Subtract: Gains on sales of securities available-for-sale	--	--	(97)
Less: provision for income taxes associated with non-GAAP adjustments	--	--	20
Net income, as adjusted	$5,569	$5,014	$3,656
Net income, diluted, on an operating basis	$0.38	$0.36	$0.25
Return on average assets (non-GAAP operating earnings)	1.19%	1.11%	0.94%
Return on average equity (non-GAAP operating earnings)	11.53%	10.68%	8.12%
Efficiency ratio (non-GAAP operating earnings) (3)	53.13%	53.07%	56.29%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	9.95%	9.99%	10.61%
Tier 1 leverage (to average assets)	11.65%	11.65%	12.75%
Asset Quality
Nonperforming loans and loans 90+ past due	$5,023	$5,621	$8,897
Performing troubled debt restructurings (TDRs)	96	97	--
Other real estate owned	3,866	3,866	3,866
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.27%	0.31%	0.56%
Nonperforming assets to total assets	0.47%	0.52%	0.80%
Nonperforming assets (including TDRs) to total assets	0.48%	0.53%	0.80%
Allowance for loan losses to loans	1.00%	1.02%	0.88%
Allowance for loan losses to nonperforming loans	287.10%	266.11%	126.18%
Net charge-offs	$537	$98	$71
Net charge-offs to average loans (2)	0.15%	0.03%	0.02%
Selected Average Balances
Total assets	$1,866,477	$1,812,298	$1,550,958
Total earning assets	1,768,189	1,710,345	1,458,308
Total loans, net of deferred fees	1,456,310	1,485,121	1,281,969
Total deposits	1,574,581	1,527,313	1,280,693
Other Data
Noninterest-bearing deposits	$501,812	$399,062	$287,801
Interest-bearing checking, savings and money market	822,888	820,378	581,005
Time deposits	234,939	263,053	350,712
Wholesale deposits	35,000	50,000	124,526

(1) Non-GAAP Reconciliation	For the Quarters Ended
(Dollars in thousands, except per share data)	3/31/2021	12/31/2020	3/31/2020
Total stockholders’ equity	$194,929	$189,500	$177,688
Less: goodwill and intangibles, net	(8,277)	(8,357)	(8,612)
Tangible Common Equity	$186,652	$181,143	$169,076

Book value per common share	$14.29	$14.03	$13.21
Less: intangible book value per common share	(0.60)	(0.62)	(0.64)
Tangible book value per common share	$13.69	$13.41	$12.57

(2) Annualized.

(3) Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income. On a non-GAAP operating basis, the Company excludes gains (losses) on sales of investment securities.

(4) Some of the financial measures discussed throughout the press release are "non-GAAP financial measures." In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

			% Change		% Change
			Current		From
	3/31/2021	12/31/2020	Quarter	3/31/2020	Year Ago
Cash and due from banks	$16,593	$20,835	-20.4%	$23,158	-28.3%
Interest-bearing deposits at other financial institutions	203,285	120,228	69.1%	62,402	225.8%
Investment securities	135,368	126,415	7.1%	126,978	6.6%
Restricted stock, at cost	6,377	6,563	-2.8%	6,608	-3.5%
Loans held for sale, at fair value	--	--	0.0%	9,640	-100.0%
Loans, net of fees:
Commercial real estate	782,005	788,218	-0.8%	761,574	2.7%
Commercial and industrial	109,737	119,200	-7.9%	106,302	3.2%
Paycheck protection program	163,470	152,978	6.9%	--	100.0%
Commercial construction	218,507	221,523	-1.4%	220,798	-1.0%
Consumer real estate	159,790	168,531	-5.2%	183,170	-12.8%
Consumer nonresidential	13,403	15,633	-14.3%	10,298	30.2%
Total loans, net of fees	1,446,912	1,466,083	-1.3%	1,282,142	12.9%
Allowance for loan losses	(14,421)	(14,958)	-3.6%	(11,226)	28.5%
Loans, net	1,432,491	1,451,125	-1.3%	1,270,916	12.7%

Premises and equipment, net	1,520	1,654	-8.1%	2,090	-27.3%
Goodwill and intangibles, net	8,277	8,357	-1.0%	8,612	-3.9%
Bank owned life insurance (BOLI)	38,425	38,178	0.6%	37,352	2.9%
Other real estate owned	3,866	3,866	0.0%	3,866	0.0%
Other assets	38,315	44,260	-13.4%	50,989	-24.9%

Total Assets	$1,884,517	$1,821,481	3.5%	$1,602,611	17.6%

Deposits:
Noninterest-bearing	$501,812	$399,062	25.7%	$287,801	74.4%
Interest-bearing checking	534,436	537,834	-0.6%	309,458	72.7%
Savings and money market	288,452	282,544	2.1%	271,547	6.2%
Time deposits	234,939	263,053	-10.7%	350,712	-33.0%
Wholesale deposits	35,000	50,000	-30.0%	124,526	-71.9%
Total deposits	1,594,639	1,532,493	4.1%	1,344,044	18.6%

Other borrowed funds	25,000	25,000	0.0%	25,000	0.0%
Subordinated notes, net of issuance costs	44,116	44,085	0.1%	24,507	80.0%
Other liabilities	25,833	30,403	-15.0%	31,372	-17.7%

Stockholders’ equity	194,929	189,500	2.9%	177,688	9.7%

Total Liabilities & Stockholders'
Equity	$1,884,517	$1,821,481	3.5%	$1,602,611	17.6%

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	3/31/2021	12/31/2020	Quarter	3/31/2020	Year Ago
Net interest income	$14,043	$14,119	-0.5%	$12,211	15.0%
Provision for loan losses	--	500	-100.0%	1,066	-100.0%
Net interest income after provision for loan losses	14,043	13,619	3.1%	11,145	26.0%

Noninterest income:
Fees on loans	20	34	-41.2%	396	-94.9%
Service charges on deposit accounts	243	271	-10.3%	239	1.7%
Gain on sale of securities available-for-sale	--	--	0.0%	97	-100.0%
Loss on loans held for sale	--	--	0.0%	(451)	-100.0%
BOLI income	248	264	-6.1%	283	-12.4%
Other fee income	280	171	63.7%	129	117.1%
Total noninterest income	791	740	6.9%	693	14.1%

Noninterest expense:
Salaries and employee benefits	4,548	4,461	2.0%	4,028	12.9%
Occupancy and equipment expense	807	804	0.4%	855	-5.6%
Data processing and network administration	563	562	0.2%	434	29.7%
State franchise taxes	504	466	8.2%	466	8.2%
Professional fees	354	251	41.0%	225	57.3%
Other operating expense	1,106	1,341	-17.5%	1,201	-7.9%
Total noninterest expense	7,882	7,885	0.0%	7,209	9.3%
Net income before income taxes	6,952	6,474	7.4%	4,629	50.2%
Income tax expense	1,383	1,460	-5.3%	896	54.4%
Net Income	$5,569	$5,014	11.1%	$3,733	49.2%

Earnings per share - basic	$0.41	$0.37	10.3%	$0.27	51.1%
Earnings per share - diluted	$0.38	$0.36	7.9%	$0.26	49.8%
Weighted-average common shares outstanding - basic	13,578,279	13,482,741		13,751,768
Weighted-average common shares outstanding - diluted	14,536,449	14,123,593		14,595,447

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$5,569	$5,014		$3,733
Add: Provision for loan losses	--	500		1,066
Add: Income tax expense	1,383	1,460		896
Pre-tax pre-provision income	$6,952	$6,974		$5,695
Earnings per share - basic (non-GAAP operating earnings)	$0.51	$0.52		$0.41
Earnings per share - diluted (non-GAAP operating earnings)	$0.48	$0.49		$0.39

Return on average assets (non-GAAP operating earnings)	1.49%	1.54%		1.47%
Return on average equity (non-GAAP operating earnings)	14.40%	14.85%		12.64%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	3/31/2021			12/31/2020			3/31/2020
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$782,639	$8,396	4.29%	$797,575	$8,677	4.35%	$756,989	$9,026	4.77%
Commercial and industrial	111,360	1,344	4.83%	110,766	1,677	6.06%	110,186	1,570	5.70%
Paycheck protection program	162,066	1,832	4.52%	164,302	1,211	2.95%	--	--	0.0%
Commercial construction	220,835	2,427	4.40%	222,302	2,533	4.56%	220,104	2,802	5.09%
Consumer real estate	165,211	1,676	4.06%	173,642	1,765	4.07%	184,010	2,122	4.61%
Consumer nonresidential	14,199	258	7.27%	16,534	326	7.88%	10,680	129	4.81%
Total loans	1,456,310	15,933	4.38%	1,485,121	16,189	4.36%	1,281,969	15,649	4.88%

Investment securities (2)(3)	128,988	806	2.50%	113,665	912	3.21%	143,634	971	2.70%
Loans held for sale, at fair value	--	--	0.0%	--	--	0.0%	10,492	236	8.99%
Interest-bearing deposits at
other financial institutions	182,891	45	0.10%	111,559	34	0.12%	22,213	81	1.48%
Total interest-earning assets	1,768,189	16,784	3.80%	1,710,345	17,135	4.01%	1,458,308	16,937	4.65%

Non-interest earning assets:
Cash and due from banks	15,346			17,147			13,431
Premises and equipment, net	1,610			1,717			1,941
Accrued interest and other assets	96,226			97,765			87,560
Allowance for loan losses	(14,894)			(14,676)			(10,282)

Total Assets	$1,866,477			$1,812,298			$1,550,958

Interest-bearing liabilities:
Interest checking	$523,712	$717	0.56%	$458,142	$702	0.61%	$273,976	881	1.29%
Savings and money market	278,774	324	0.47%	283,776	363	0.51%	227,497	635	1.12%
Time deposits	246,486	917	1.51%	284,634	1,185	1.66%	353,809	2,080	2.35%
Wholesale deposits	45,778	43	0.38%	67,935	57	0.33%	121,047	580	1.92%
Total interest-bearing deposits	1,094,750	2,001	0.74%	1,094,487	2,307	0.84%	976,329	4,176	1.72%

Other borrowed funds	25,000	83	1.35%	25,023	86	1.37%	39,141	149	1.53%
Subordinated notes, net of issuance costs	44,096	651	5.99%	41,526	617	5.91%	24,494	395	6.49%
Total interest-bearing liabilities	1,163,846	2,735	0.95%	1,161,036	3,010	1.03%	1,039,964	4,720	1.83%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	479,831			432,826			304,364
Other liabilities	29,625			30,561			26,476

Stockholders’ equity	193,175			187,875			180,154

Total Liabilities and Stockholders' Equity	$1,866,477			$1,812,298			$1,550,958

Net Interest Margin		14,049	3.22%		14,125	3.28%		12,217	3.37%

(1) Non-accrual loans are included in average balances.
(2) The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21% .
(3) The average balances for investment securities includes restricted stock.